                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective
Amendment No. 38 to the Registration Statement on Form N-1A ("Registration
Statement") of our report dated July 12, 2002, relating to the financial statements and financial highlights which appear in the May 31, 2002 Annual
Report to Shareholders of the Florida Municipal Money Market Fund, the Florida
Municipal Bond Fund, the Arizona Municipal Bond Fund, the Tax-Free Money Market
Fund, the Tax-Free Bond Fund, and the High-Yield Municipal Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Performance
Information of Other Class", "Independent Accountants" and "Financial
Statements" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Kansas City, MO
December 10, 2002